Exhibit 4: Consolidated Balance Sheet

	Ch$ millions		US$ millions (1)
	mar-02	mar-03	mar-02	mar-03
ASSETS
Cash	2.129	2.410	3,3	3,4
Time deposits and marketable securities	3.479	3.868	5,3	5,4
Accounts receivable	56.183	49.331	85,8	68,6
Accounts receivable from related companies	545	817	0,8	1,1
Inventories	64.345	55.420	98,3	77,1
Recoverable taxes	4.733	3.087	7,2	4,3
Prepaid expenses and other current assets	19.142	31.009	29,2	43,2
Total current assets	150.556	145.943	229,9	203,1

Property, plant and equipment (net)	202.503	200.188	309,3	278,6

Investments	10.541	10.669	16,1	14,8
Goodwill (net)	33.312	33.436	50,9	46,5
Long-term receivables	3.693	658	5,6	0,9
Other	7.024	11.076	10,7	15,4
Total other assets	54.569	55.838	83,3	77,7

Total assets	407.628	401.969	622,5	559,4

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term bank borrowings	96.339	43.084	147,1	60,0
Current portion of long-term bank and other debt	12.216	13.338	18,7	18,6
Current portion of bonds payable	3.110	5.201	4,7	7,2
Current portion of long-term liabilities	955	481	1,5	0,7
Dividends payable	559	298	0,9	0,4
Accounts payable	17.283	8.962	26,4	12,5
Notes payable	4.770	9.170	7,3	12,8
Other payables	1.688	1.300	2,6	1,8
Notes and accounts payable to related companies	597	569	0,9	0,8
Accrued expenses	7.495	6.627	11,4	9,2
Withholdings payable	1.910	1.749	2,9	2,4
Income taxes	-	-	-	-
Deferred income	-	-	-	-
Other current liabilities	3.325	681	5,1	0,9
Total current liabilities	150.245	91.459	229,5	127,3

Long-term bank and other debt	51.867	84.096	79,2	117,0
Bonds payable	68.072	56.707	104,0	78,9
Accrued expenses	5.339	4.672	8,2	6,5
Total long-term liabilities	125.278	145.474	191,3	202,4

Minority interest	14.196	13.489	21,7	18,8

Common stock (2,698,484,806 shares authorized
and outstanding, without nominal (par value)	119.967	161.005	183,2	224,1
Share premium	5.948	19.713	9,1	27,4
Reserves	40.634	53.259	62,1	74,1
Retained earnings	(48.161)	(83.029)	(73,6)	(115,5)
Total shareholders' equity	118.388	150.947	180,8	210,1

Total liabilities and shareholders' equity	408.108	401.370	623,3	558,5

1 Exchange rate on March 2003 US$1.00 = 718.61
Exchange rate on March 2002 US$1.00 = 654.79